CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Financial Services Acquisition Corporation of our report dated February 26, 1996, except as to Note 2 which is as of March 8, 1996, relating to the financial statements of Euro Brokers Investment Corporation, which appears in such Prospectus. We also consent to the references under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."



/s/ PRICE WATERHOUSE LLP
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NEW York, New York
June 19, 1996